Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 of Heckmann Corporation of our reports dated March 5, 2012 and April 13, 2010, relating to our audits of the consolidated financial statements of TFI Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2011, 2010, and 2009, which is included in the Current Report on Form 8-K filed by Heckmann Corporation on March 22, 2012. We also consent to the reference to our firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

March 22, 2012